Exhibit 99.1

Occam Networks to Acquire Certain Assets of Terawave

Communications, Leading GPON Innovator

Thursday September 27, 8:27 pm ET

Acquisition to Target New Products and Markets

SANTA BARBARA, Calif.—(BUSINESS WIRE)—Occam Networks® Inc. (NASDAQ:OCNW - News), a leading supplier of innovative Ethernet and IP-based loop carrier equipment to telecommunications companies, announced today that it has signed a definitive asset purchase agreement to acquire certain assets and to assume certain liabilities of Terawave Communications, Inc., a leading GPON innovator.

“Fiber to the premise is increasingly the frequent choice for carriers as they build next generation access networks,” said Bob Howard-Anderson, President and CEO of Occam Networks. “We believe the acquisition of Terawave’s technology, products and customers should better position Occam for success in FTTx with our core telco customers as well as broaden the markets we serve.”

The transaction is expected to include:

•	FSAN ITU G.984 GPON interoperable technology,

•	Technology focused on GPON physical interfaces,

•	Products and technology directed towards Metro Ethernet, and

•	Technology license agreements to two leading silicon manufacturers: Ikanos Communications, Inc. and Mindspeed Technologies, Inc.

Following the closing of the acquisition, Occam also intends to make employment offers to certain employees of Terawave , including members of Terawave’s team of optical development and systems engineers, who have broad experience in fiber network products and deployments.

Terawave was founded in 1998 by a team of engineers and scientists led by Ray Lin, CEO, to focus on the emerging fiber to the business and fiber to the home markets.

“We believe that success in the fiber access market requires a broader set of service interfaces, such as POTS, DS1 and DSL,” said Mr. Lin. “Integrating Terawave’s optical technology with Occam’s BLC 6000 should create a superior platform for carriers looking to deploy high speed access networks for the delivery of IP TV, higher speed internet and VoIP services.”

As consideration for the asset purchase, Occam will pay Terawave $3.4 million in cash, forgive bridge financing of up to approximately $1.9 million and assume certain liabilities and purchase commitments. Occam will also incur transaction and integration related expenses.

About Terawave Communications, Inc.

Terawave Communications, based in Hayward, California, is a leading global manufacturer of GPON solutions for business, government and residential applications. Terawave has an international installed base of customers.

Terawave is an active member of the Metro Ethernet Forum, and its products are designed to comply with relevant ITU-T G.983, G.984, and MEF standards. Terawave products are sold direct, through resellers and through an OEM partnership with Fujitsu Telecommunications Europe Ltd.

About Occam Networks, Inc.

Occam Networks’ broadband loop carrier (BLC) solutions enable telecommunications and other service providers to offer innovative voice, broadband, IPTV and full triple play services over copper or fiber. Occam solutions give telco service providers the flexibility and scalability to continuously expand their offerings with simplicity of service deployment. Occam’s BLC products and services are currently deployed at over 240 service providers in North America and the Caribbean. For more information, please visit www.occamnetworks.com.

Cautionary Note About Forward-Looking Statements

Portions of this press release may contain forward-looking statements regarding future events or the future performance of Occam Networks, in particular statements predicting technological, product, and sales and marketing benefits from Occam’s purchase of certain assets of Terawave Communications. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from any future performance suggested in such statements. The acquisition and attempted integration of new businesses and technologies involve substantial risks, each of which could have a material adverse effect on our business or operating results. Risks associated with the purchase of certain assets of Terawave include (i) the risk that Occam fails to obtain and retain anticipated synergies, including any increases in revenue, from the acquisition of Terawave and the integration of its products, technologies, customers, and business; (ii) technical risks associated with the integration of acquired technologies, particularly if Occam is unable to integrate the technologies within the timeframes and at the cost Occam currently expects; (iii) Occam’s lack of experience in acquiring and integrating new technologies and businesses; (iv) Occam’s inexperience at conducting business operations outside North America, where a number of Terawave’s customers are located; (v) any inability to achieve business and financial objectives of the asset purchase; (vi) the ability to acquire, manage and maintain key customer and supplier relationships, including the relationships identified above with Fujitsu, Ikanos, and Mindspeed; and (vii) the ability of Occam to hire and retain key Terawave employees after the asset purchase is completed.

Occam does not undertake any obligation to publicly update any forward-looking statements as a result of new information, future events or otherwise. Please also refer to the company’s most recent quarterly report on Form 10-Q, annual report on Form 10-K and other filings with the SEC. These filings contain and identify other important factors that could cause actual results to differ materially from those contained in any forward-looking statements.

Occam Networks and Occam BLC 6000 are either registered trademarks or trademarks of Occam Networks Inc. in the United States and/or other countries.

All other trademarks mentioned are the property of their respective owners.

Contact:

Stearns Johnson Communications

Tim Johnson, 1-415-397-7600

tjohnson@stearnsjohnson.com

or

Occam Networks

Chris Farrell, 1-805-692-2957

cfarrell@occamnetworks.com

Source: Occam Networks Inc.